Exhibit 99.1

Sharps Compliance Corp. Announces Results for the Third Quarter Ended March 31, 2006; 14% Increase In Year-To-Date Revenues Coupled With Solid Earnings Growth

    HOUSTON--(BUSINESS WIRE)--April 25, 2006--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the third quarter of fiscal year 2006.

    Financial Results

    For the three-months ended March 31, 2006, the Company reported revenues of $2.5 million versus revenues for the corresponding quarter of the prior fiscal year of $2.2 million, an increase of 13%.
    For the nine-months ended March 31, 2006, the Company generated revenues of $7.9 million versus revenues for the prior year corresponding quarter of $6.9 million, a 14% increase.
    The Company generated a gross margin of 42% for the three and nine months ended March 31, 2006. The Company's S, G & A expenses increased by 10% for the nine months ended March 31, 2006 when compared to the corresponding period of the prior year. The increase in the S, G & A is attributable to additional sales-related expenses and professional fees.
    The Company reported essentially break-even results for the quarter ended March 31, 2006 versus a $0.1 million, or $0.01 per share, net loss for the quarter ended March 31, 2005.
    For the nine months ended March 31, 2006, the company reported net income of $0.3 million, or $0.03 per share, versus essentially break-even results for the prior year corresponding nine-month period. The increase in net income is a result of the 14% increase in the revenues for the corresponding period, partially offset by an increase in S, G & A, both of which are discussed above.

    Corporate and Business Developments

    New Bank Line of Credit and Relationship

    In March 2006, the Company announced the execution of a $1.5 million Credit Agreement and new banking relationship with JPMorgan Chase Bank, N.A. The Credit Agreement provides for a revolving line of credit (the "Line of Credit") in the principal amount of $1.5 million. The proceeds of the Line of Credit may be used for working capital, letters of credit, acquisitions and general corporate purposes.
    The Company considers its new banking relationship as a significant milestone in its history as well as recognition by the financial community of the significant growth opportunities available to Sharps. The Line of Credit is structured to provide the Company with additional financial support for its planned organic growth as well as capital to support potential future acquisitions.

    Three-year Exclusive Agreement with InterFit Health

    In April 2006, the Company announced, the execution of a three-year exclusive agreement with InterFit Health to provide the Sharps Disposal By Mail System(R) to its health screening and RediClinic operations. Since 1989, InterFit Health has provided individuals with easy access to convenient, accurate and affordable health screening and other personal health management services. Today, InterFit is the largest provider of retail health screening services in the United States while its RediClinics are a leader in convenient care.

    Comments

    Commenting on the third quarter, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "Our solid year-to-date financial performance is a direct result of our success in expanding our sales efforts in additional and new markets. Our internal plans contemplate additional sales strength in all markets served as well as new markets including pharmaceutical manufacturing. We enter our fourth fiscal year quarter with backlog (orders received but not shipped as of March 31, 2006) of over $220,000."
    Regarding corporate and business developments, Kunik added, "We are very pleased to have established our new banking relationship with a leading financial institution such as JPMorgan Chase. JPMorgan Chase shares our vision in the future of the industry and the significant opportunities available to the Company."
    "InterFit Health is a first-class operation providing much needed health screening, treatment and preventive care services across the country. We welcome the opportunity to further secure our long-term relationship and continue to provide our value-added disposal solutions to InterFit Health."
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.
    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)




               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          Three Months Ended      Nine Months Ended
                              March 31,               March 31,
                       -----------------------------------------------
                          2006        2005        2006        2005
                       -----------------------------------------------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                       ----------- ----------- ----------- -----------

REVENUES               $2,531,210  $2,232,644  $7,854,699  $6,881,075

COSTS AND EXPENSES:
  Cost of revenues      1,466,906   1,398,141   4,524,517   4,116,632
  Selling, general and
   administrative       1,024,505     894,205   2,879,355   2,624,776
  Depreciation and
   amortization            42,629      37,798     110,732     121,054
                       ----------- ----------- ----------- -----------

Operating income
 (loss)                    (2,830)    (97,500)    340,095      18,613

Interest Income
 (Expense), net               317      (3,412)     (2,288)    (15,055)
                       ----------- ----------- ----------- -----------

  Net Income (loss)
  before Income Taxes     ($2,513)  ($100,912)   $337,807      $3,558
                       ----------- ----------- ----------- -----------
Income Taxes                    -       4,693      (8,815)          -
                       ----------- ----------- ----------- -----------
Net Income (Loss)         ($2,513)   ($96,219)   $328,992      $3,558
                       =========== =========== =========== ===========

NET LOSS PER SHARE
     Basic                      -      ($0.01)      $0.03           -
                       =========== =========== =========== ===========
     Diluted                    -      ($0.01)      $0.03           -
                       =========== =========== =========== ===========

SHARES USED IN
 COMPUTING NET INCOME
 (LOSS) PER SHARE
     Basic             10,547,827  10,538,144  10,547,481  10,538,144
     Diluted           10,547,827  10,538,144  10,814,019  10,980,340


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                          March 31,       June 30,
                                            2006            2005
                                       --------------- ---------------
                                         (Unaudited)
Assets
 Current assets:
   Cash and cash equivalents                 $341,703        $258,427
   Restricted cash                             10,010          10,010
   Accounts receivable, net                   867,884         964,148
   Inventory                                  367,315         368,495
   Prepaid and other assets                    79,694          79,320
                                       --------------- ---------------
         Total current assets               1,666,606       1,680,400
 Property and equipment, net                  481,004         438,064
 Intangible assets, net                        63,036          11,779
                                       --------------- ---------------
         Total assets                      $2,210,646      $2,130,243
                                       =============== ===============

Liabilities and stockholders' equity
 (deficit)
 Current liabilities:
   Accounts payable                          $525,322        $567,398
   Accrued liabilities                        139,196         283,953
   Current portion of deferred revenue        986,105         996,597
   Current maturities of capital lease
    obligations                                50,677          48,558
                                       --------------- ---------------
         Total current liabilities          1,701,300       1,896,506
 Long-term deferred revenue                   251,707         272,781
 Obligations under capital leases, net
  of current maturities                         4,412          42,112
 Other liabilities                             66,750          62,500
                                       --------------- ---------------
         Total liabilities                  2,024,169       2,273,899

  Total stockholders' equity (deficit)        186,477        (143,656)
                                       --------------- ---------------
         Total liabilities and
          stockholders' equity
          (deficit)                        $2,210,646      $2,130,243
                                       =============== ===============

    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com